Exhibit 99.2
333 W. Wacker Drive
Chicago IL 60606
Tel: +1 312 782 5800

News Release

Contact	Molly Schlax	Date	November 11, 2015
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com
JLL Income Property Trust
Announces Q3 2015 Earnings Call

Chicago (November 11, 2015) - JLL Income Property Trust, an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), will hold a public earnings call on Tuesday, November 17, 2015 at 10:00 a.m. CST to review third quarter 2015 operating and financial results. Allan Swaringen, Chief Executive Officer of JLL Income Property Trust, and Gregg Falk, Chief Financial Officer will present an overview of recent economic events that directly influence the business of the Company and commercial real estate markets, along with a detailed review of the financial performance and more noteworthy accomplishments of the quarter.

Date: Tuesday, November 17
Time: 10:00 AM CST
Dial-in Number (Toll Free): 877-407-9205
Dial-in Number (International): 201-689-8054

Replay Number (Toll Free): 1-877-660-6853
Replay Number (International): 1-201-612-7415
Conference ID #: 13604319
Teleconference Replay Available Until: 11/24/2015 at 10:59 PM CST
The audio replay will be posted to the Investor Relations section of the JLL Income Property Trust website at www.jllipt.com within 24 hours of the call.

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States.  JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management is one of the world’s leading real estate investment managers with approximately $57 billion of assets under management (as of Q3 2015) of private and public real estate property and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. Managing capital for institutions and private investors all over the world, LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. LaSalle is an independent subsidiary of JLL (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.